CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                           Solar Age Industries, Inc.


     We the undersigned Leon Leibovich and Stuart D. Perlman of Solar Age Industries, Inc. do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened and held on the 13th day of July, 1998, adopted a resolution to amend the restated articles as follows:

     Article I is hereby amended to read as follows:

                                   "ARTICLE I

            The name of the corporation shall be Solar Group, Inc."



        Section 3.01 of Article 3 is hereby amended to read as follows:


          "Section 3.01 The purposes which the Corporation is organized are limited as follows:

          Transaction of any or all lawful purposes for which a corporation may be incorporated under the general corporation law of the State of Nevada. (Chapter 78 of the Nevada Revised Statutes)."

          Article 4 is hereby amended to read as follows:

                                   "ARTICLE 4
                               AUTHORIZED SHARES

          The capital of the Corporation shall consist of 51,000,000 shares, all of which have a par value of $0.01 per share, and of which 1,000,000 shares shall be Preferred Stock, having such preferences and rights as may be fixed by the Board of Directors at the time of issuance, and 50,000,000 shares of Common Capital Stock.

          The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are, as follows:

          Except as otherwise required by statutes or provided for by resolution or resolutions of the Board of Directors, as hereinafter set forth, the holders of the Common Shares of the Corporation shall possess the exclusive right to vote for the election of directors and for all other corporate purposes.

          The Preferred Shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue o f shares of each particular series the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series;, the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation or of any other corporation, with any provisions for the subsequent adjustment of such conversion rights;, and to classify or reclassify any unissued Preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

          All the Preferred Shares of any one series shall be identical with each other in all respects, except as to the dates from which dividends theron shall be cumulative, and all Preferred Shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein."

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 8,997,636; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


                                        /s/ Leon Leibovich
                                            ---------------------
                                        President or Vice President


                                        /s/ Stuart D. Perlman
                                            ---------------------
                                        Secretary or Assistant Secretary

State of Illinois     )
                      ) ss.
County of Cook        )

          On July 13th, 1998, personally appeared before me, a Notary Public, Leon Leibovich and Stuart D. Perlman who acknowledged that they executed the above instrument.


/s/ Elena Natinsky
    ------------------
    Signature of Notary

OFFICIAL SEAL
ELENA NATINSKY
N0TARY PUBLIC, STATE OF ILLINOIS.
MY COMMISSION EXPIRES: 02/07/01

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           SOLAR AGE INDUSTRIES, INC.

                             (A Nevada Corporation)

     I, the undersigned, for the purpose of forming a corporation under the general corporation law (Chapter ?? of Nevada Revised Statues) of the State of Nevada, do hereby restate the Articles of Incorporation and certify:

                                   ARTICLE I

                        The name of the Corporation is:

                           SOLAR AGE INDUSTRIES, INC.


                                   ARTICLE 2

                               PERIOD OF DURATION

     The period of duration of the Corporation is perpetual.


                                   ARTICLE 3

                               PURPOSE AND POWERS

     Section 3.01. Purpose. The purposes for which the Corporation is organized are limited as follows:

     Clause (a). Primary Purpose.

     To engage in the business of the manufacture and sale of all types of devices or instruments to convert solar energy into heat and devices or instruments to measure and control such heat;

     Clause (b).

     To engage either directly or through agents or subsidiary corporations, in the business of lending money to dealers or customers with which to purchase products and manufactured or sold by the Corporation, including the acquisition by purchase, subscription or other of stocks of or interest in any corporation which makes such loans or provides insurance on the lives or property of others:

     Clause (c). Ancillary Purposes.

     To do everything necessary, proper, advisable or convenient for accomplishment of the foregoing purposes, and to do all other things incidental to them or connected with them that are not forbidden by the Act, by other law, or by these Articles of Incorporation, and to do and engage in all lawful businesses and transactions.

     Section 3.02. Powers. The Corporation, subject to any specific written limitations or restrictions imposed by the Act or by these Articles of Incorporation, and solely in furtherance of, but not in addition to, the limited purposes set forth in section 3.01 of this Article, shall have and exercise the following powers:

     Clause (a). Statutory Powers.

     To have and exercise all the powers specified in the Act;

     Clause (b). Capacity to Act.

     To have the capacity to act possessed by natural persons;

     Clause (c). Officers, Agents, and Employees and Their Compensation.

     To elect or appoint officers and agents and to hire employees; to define their duties; to fix their compensation; and to pay pensions and establish pension plans, profit-sharing plans, stock bonus plans, stock option plans, and other incentive plans for any or all of the directors, officers, agents, and employees;

     Clause (d). Agency.

     to act as agent or representative for any domestic or foreign corporations, associations, partnerships, individuals, or other entities;

     Clause (e). Dealing in Real Property.

     To acquire by purchase, exchange, lease, hire, or otherwise, hold, own, improve, manage, operate, let as lessor, sell, convey or mortgage, either alone or in conjunction with others real estate of every kind, character, and description whatsoever or any interest therein;

     Clause (f). Dealing in Personal Property, Generally.

     To acquire (by purchase, exchange, lease, hire, or otherwise), hold, own, manage, operate, mortgage, pledge, give as security, exchange, sell, deal in and dispose of, either alone or in conjunction with others, personal property, tangible or intangible, and commodities of every kind, character, and description whatsoever or any interest in them;

     Clause (g). Dealing in Securities, Generally.

     To purchase take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise deal in and dispose of shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships, individuals, or other entities, including direct or indirect obligations or other securities of the United States or any other government, state, territory, governmental district, municipality or any instrumentality of them;

     Clause (h). Dealing in Its Own Shares.

     To purchase, take, receive or otherwise acquire, hold, own, pledge, transfer, or otherwise dispose of the shares of the Corporation, but not to purchase or make payment which would render it unable to pay its debts as they become due in the usual course of its business;

     Clause (i). Dealing in Charters, Licenses, and Memberships.

     To acquire (by application, assignment, purchase, exchange, lease, hire, or otherwise), hold, own, use, license, lease, sell, convey or mortgage, either alone or in conjunction with others, the absolute or any partial or qualified interest in and to charters, franchises, licenses, permits, (whether indeterminate or otherwise) certificates of authority, memberships, seats on commodity and other exchanges, and other authorizations and licenses to conduct public warehouses for commodities, or other personal property of all kinds, under the provisions of the Federal Warehouse Act;

     Clause (j). Dealing in Inventions, Copyrights, and Trademarks.

     To acquire (by application, assignment, purchase, exchange, lease, hire, or otherwise) hold, own, use, license, lease and sell, either alone or in conjunction with others, the absolute or any partial or qualified interest in and to inventions, improvements, letters patent and applications for them, licenses, formulas, priviledges, processes, copyrights and applications therefor, trademarks and applications for them, and trade names and applications for them;

     Clause (k). Dealing in Good Will.

     To acquire (by purchase, exchange, lease, hire, or otherwise) hold, own, use, assign, lease, sell, convey or mortgage, either alone or in conjunction with others, the rights, property, and business of any domestic or foreign corporations, associations, partnerships, individuals, or other entities;

     Clause (l). Entry Into Profit-Sharing Arrangements and Partnerships.

     To enter into any lawful arrangement for sharing profits, union of interest, reciprocal association, or cooperative associations, partnerships, individuals, or other entities, and to enter into any general or limited partnership;

     Clause (m). Contracts.

     To enter into, perform, terminate, and rescind contracts and other agreements;

     Clause (n). Guaranties.

     To make any guaranty respecting stocks, dividends, securities, indebtedness, interest, contracts or other obligations created by any domestic or foreign corporations, associations, partnerships, individuals, or other entities:

     Clause (o). Borrowing Funds.

     To borrow or raise moneys from time to time, without limit as to amount; to execute, accept, endure, and deliver, as evidence of such borrowing, all kinds of securities, including, but without limiting the generality thereof, promissory notes, drafts, bills of exchange, bonds, debentures, and other negotiable instruments and evidences of indebtedness; and to secure the payment and performance of the obligations thereunder by mortgage on, pledge of, or other security interest in the whole or any part of the assets of the Corporation, whether at the time owned or afterward acquired;

     Clause (p). Loans of Funds, Generally.

     To lend money for its corporate purposes, invest and reinvest its funds from time to time, and take and hold any property as security for the payments of funds so loaned or invested; but to make no loans secured by the shares of the Corporation;

     Clause (q). Loans to Employees.

     To lend money to its employees, and otherwise assist its employees, officers, and directors;

     Clause (r). Donations.

     To make donations for the public welfare or for charitable, scientific, or educational purposes; and in time of war to make donations in aid of war activities;

     Clause (s). Indemnification of Directors, Officers and Employees.

     To indemnify any person made a party to any action, suit, or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, is or was a director, officer, or employee of the Corporation, or of any corporation which he served in such capacity at the request of the Corporation, against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of the action, suit, or proceeding, or in connection with any appeal of it, and to reimburse any such person any amount paid upon any such action, suit, or proceeding; but to make no indemnification or reimbursement in relation to matters as to which shall be finally adjudged in this action, suit, or proceeding that the director, officer, or employee is liable for gross negligence or willful misconduct in the performance of duty to the Corporation; and

     clause (t). Ancillary Powers.

     to have and exercise all powers necessary or convenient to effect any or all of the purposes for which the Corporation is organized.

     Section 3.03 Construction of Powers. Each of the foregoing clauses of section 3.02 of this Article shall not be construed as purposes, but shall be construed as independent powers and the matters expressed in each clause shall not, unless otherwise expressly provided, be limited by reference to, or inference from, the terms of any other clause of section 3.02. The enumeration of specific powers shall not be construed as limiting or restricting in any manner either the meaning of general terms used in any of these clauses, or the scope of the general powers of the Corporation created by them; nor shall the expression on one thing in any of these clauses be deemed to exclude another not expressed, although it be of like nature.

     Section 3.04. Carrying Out Purposes and Exercise of Powers in Any Jurisdiction. The corporation may carry out its purposes and exercise its powers in any state, territory, district, or possesion of the United States, or in any foreign country, to the extent that these purposes and powers are not forbidden by the law of the state, territory, district, or possession of the United States, or by the foreign country; and it may limit the purpose or purposes to carry out or the powers it proposes to exercise in any application to do business in any state, territory, district, or possession of the United States, or foreign country.

     Section 3.05. Direction of Purposes and Exercise of Powers of Directors. The Board of Directors, subject to any specific written limitations or restrictions imposed by the Act or by these Articles of Incorporation, shall direct the carrying out of the purposes and exercise the powers of the Corporation without previous authorization or subsequent approval by the Shareholders of the Corporation.

     Section 3.06. Limiting Provision. Nothing contained in this Article shall be construed to authorize the Corporation to engage in the business of banking or insurance.

                                   ARTICLE 4

                               AUTHORIZED SHARES

     The capital of the Corporation shall consist of 10,000,000 shares, all of which have a par value of $0.01 per share, and of which 1,000,000 shares shall be Preferred Stock, having such preferences and rights as may be fixed by the Board of Directors at the time of issuance, and 9,000,000 shares of Common Capital Stock.

     The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are, as follows:

     Except as otherwise required by statutes or provided for by resolution or resolutions of the Board of Directors, as hereinafter set forth, the holders of the Common Shares of the Corporation shall possess the exclusive right to vote for the election of directors and for all other corporate purposes.

     The Preferred Shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the coporation or of any other corporation, with any provisions for the subsequent adjustment of such conversion rights;

     and to classify or reclassify any unissued Preferred Shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

     All the Preferred Shares of any one series shall be identical with each other in all respects, except as to the dates from which dividends thereon shall be cumulative; and all Preferred Shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.


                                   ARTICLE 5

                           RECEIPT OF MINIMUM CAPITAL

     The Corporation will not commence business until consideration of the value of at least $1,000.00 has been received for the issuance of shares.


                                   ARTICLE 6

                   PROVISIONS FOR REGULATION OF THE INTERNAL

                           AFFAIRS OF THE CORPORATION

     Section 6.01. Code of Bylaws. The initial Code of Bylaws shall be adopted by the Board of Directors. The power to alter, amend, or repeal the Code of Bylaws or to adopt a new Code of bylaws shall be vested in the Board of Directors and in the Shareholders who may, at any regular or special meeting, by a vote of the majority of the issued and outstanding shares, adopt or amend such bylaws. The Code of Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with the Act or these Articles of Corporation.

     Section 6.02. Transactions in Which Directors Have an Interest. Any contract or other transaction between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of the director or directors at the meeting of the Board of Directors of the Corporation that acts upon, or in reference to, the contract or transaction and notwithstanding his or their participation in the action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize or ratify the contract or transaction, the interested director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization or ratification. This section shall not be construed to invalidate any contract or other transaction that would otherwise be valid under the common and statuatory law applicable to it.

     Section 6.03. Compensation of Directors. The Board of Directors is authorized to make provisions for reasonable compensation to its members for their services as Directors and to fix the basis and conditions upon which this compensation shall be paid. Any Director may also serve the Corporation in any other capacity and receive compensation therefor in any form.

     Section 6.04. Right to Indemnification. The Corporation shall indemnify any person made a party to any action, suit or proceeding, whether civil or criminal, by reason of the fact that he, his testator, or intestate, is or was a director, officer, or employee of the Corporation, or any corporation which he served in such capacity at the request of the Corporation, against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of the action, suit or proceeding or in connection with any appeal. The right to indemnification conferred by this section shall not restrict the power of the Corporation to make any indemnification permitted by law.

     Section 6.05. Limitation of Liability. No person shall be liable to the Corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director, officer or employee of the Corporation in good faith, if this person:

     Clause (a). Reliance Upon Financial Information.

     Relied upon financial statements of the Corporation represented to him to be correct by the President or the officer of the Corporation having charge of its books of account or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect the financial condition of the Corporation; or considered the assets to be of their book value; or

     Clause (b). Reliance Upon Counsel.

     Relied upon the advice of legal counsel for the Corporation.

     Section 6.06. Removal of Directors. At a special meeting of the Shareholders called expressly for that purpose, Directors may be removed in the manner provided in this section. The entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares and then entitle to vote at an election of Directors. If less than the entire Board is to be removed, no one of the Directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors. Wherever the holders of the shares of any class are entitled to elect one or more Directors, the provisions of this section shall apply, in respect of the removal of a Director or Directors so elected, to the vote of the holders of the outstanding of the class and not to the vote of the outstanding shares as a whole. No director shall be entitled to receive notice of or a hearing with respect to his removal.

     Section 6.07. Amendments of Articles of Incorporation. The Corporation reserves the right from time to time to amend, alter, or repeat any provision in its Articles of Incorporation in any manner now or hereafter permitted by the Act of any other application statue, but only upon compliance with the provisions of the Act and these Articles of Incorporation.

                                   ARTICLE 7

                ADDRESS OF INITIAL REGISTERED OFFICE AND NAME OF

                            INITIAL REGISTERED AGENT

     Section 7.01. Registered Office. The address of the initial registered office of the Corporation is 407 North Carson Street, Carson City, Nevada, in Carson City County, Nevada.

     Section 7.02. Registered Agent. The name of the initial registered agent of the Corporation, an individual resident in Nevada whose business office at the above address is Crowell, Crowell, Crowell, Baker and Susich, Ltd.


                                   ARTICLE 8

                              DATA ABOUT DIRECTORS

     Section 8.01. Initial Board of Directors. The initial Board of Directors shall consist of 3 members who need not be residents of the state of Nevada or Shareholders of the Corporation.

     Section 8.02. Names and Addresses. The names and addresses of the persons who are to serve as Directors until the first annual meeting of Shareholders, or until their successors shall have been elected and qualified, follow:

     Allen D. Schwanke
     117 General Stillwell Drive, Northeast
     Albuquerque, New Mexico 87123

     Ronald L. Wilder
     117 General Stillwell Drive, Northeast
     Albuquerque, New Mexico 87123

     Louis J. Vener
     Post Office Box 25623
     Albuquerque, New Mexico 87125

     Section 8.03. Increase or Decrease of Directors. The number of Directors of the Corporation shall not be less than three. Subject to this limitation, the number of Directors may be increased or decreased from time to time by amendment of the Code of Bylaws; but no decrease shall have the effect of shortening the term of any incumbent Director. In the absence of a provision in the Code of Bylaws fixing the number of Directors, the number shall be three.


                                   ARTICLE 9

                            DATA ABOUT INCORPORATOR

     The name and address of the incorporator of the Corporation, a natural person, is Louis J. Vener, Post Office Box 25623, Albuquerque, New Mexico 87125.

     EXECUTED this 30th day of April, 1984.

                                             /s/ Louis J. Vener
                                                 ------------------
                                                 Louis J. Vener

STATE OF NEW MEXICO  )
                     )  ss. A C K N O W L E D G E M E N T
COUNTY OF BERNALILLO )

The foregoing instrument was acknowledged before me this 18th day of April, 1984 by Louis J. Vener.

                                             /s/ Theresa A. Quick
                                                 --------------------
                                                 Notary Public

My Commission expires: 2/11/87

[OFFICIAL SEAL]

     WITNESS its hand at Albuquerque, New Mexico, this 20th day of July 1984.


                                         SOLAR AGE INDUSTRIES, INC.

                                         By: /s/ Allen D. Schwanke
                                             -------------------------
                                                 Its President

(Seal)                                   And /s/ Louis J. Vener
                                             -------------------------
                                             Its Secretary

STATE OF NEW MEXICO  )
                     )  ss. V E R I F I C A T I O N
COUNTY OF BERNALILLO )

     ALLEN D. SCHWANKE, first being on his oath duly sworn, states that he is the president of Solar Age Industries, Inc., and makes this Affidavit on behalf of said corporation, and that he has been authorized by the board of directors of said corporation to execute the foregoing Restated Articles of Incorporation, and that the said certificate correctly sets forth the text of the Articles of Incorporation as amended to July 20, 1984.

                                         /s/ Allen D. Schwanke
                                             ---------------------
                                             Allen D. Schwanke

     SUBSCRIBED and SWORN to before me this 20th day of July, 1984.

                                         /s/ Louis J. Vener
                                             --------------
                                             Notary Public

[OFFICIAL SEAL]
My Commission Expires: 05-11-87